Exhibit 99.2.5

GOOGLE TRANSFERABLE STOCK OPTIONS PROGRAM

QUESTIONS AND ANSWERS

THIS DOCUMENT CONTAINS QUESTIONS AND ANSWERS REGARDING GOOGLE’S PROPOSED TRANSFERABLE STOCK OPTION PROGRAM. THIS PROGRAM IS NOT SCHEDULED TO LAUNCH UNTIL APRIL 2007. THE QUESTIONS AND ANSWERS ARE BASED ON OUR CURRENT PLANNED STRUCTURE OF THE PROGRAM, WHICH MAY CHANGE. GOOGLE MAY MODIFY THIS PROGRAM AND, IF IT LAUNCHES, TERMINATE THIS PROGRAM AT ANY TIME IN ITS SOLE DISCRETION.

GENERAL PROGRAM QUESTIONS

What are Google Transferable Stock Options (“TSOs”)?

Google TSOs are Google employee nonqualified stock options that, once vested, may be transferred (“sold”) to financial institutions through an online auction. Under our current stock option program, Google employees have a choice of either (1) exercising their vested stock options and then selling or holding the stock, or (2) continuing to hold the options to purchase shares at a later date. The TSO program offers a third alternative: selling vested stock options to financial institutions.

How do these new stock options compare to regular stock options?

Traditional stock options are not transferable (except in limited circumstances at death) — they are only exercisable. TSOs can either be exercised like traditional options, or they can be transferred (sold). TSOs will be governed by the terms of Google’s 2004 Stock Plan and the relevant option agreements, which will be amended as described below.

Why did Google create this program?

We want to permit Google employees to capture the “time value” of their options. Because the current option program does not allow the sale of employee stock options, employees are able to realize value from the options only by exercising them and then selling the stock at a price higher than the exercise price. With this program, employees will be able to realize not only the intrinsic value (the difference between grant price and market price for Google stock), but also the time value of their options. Financial institutions such as banks may be willing to pay a premium above the intrinsic value for many options because of the time value.

What is time value?

Time value is the value of the right to continue holding an option for potentially greater gains at a later date.

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Who can participate in this program?

Only active Google employees who are not part of the Executive Management Group (EMG) can participate in this program.

Which options are eligible?

Only vested nonqualified stock options granted since Google went public (post-IPO) are eligible for this program.

How many post-IPO options are still outstanding?

As can be derived from Google’s financial statements, as of September 30, 2006 there were approximately 6.6 million vested and unvested options outstanding that were granted since Google’s IPO.

Why did you exclude EMG?

We believe that this position reflects the interests of our shareholders at this point. We feel that our current compensatory programs provide adequate incentives for our Executive Management Group.

Why aren’t options granted before Google went public (pre-IPO) eligible?

We believe it is fair to exclude options granted before Google went public from eligibility since the purpose of the TSO program is not to create value for options that are already significantly in the money. Realistically, even if we allowed pre-IPO options in the TSO program, bidders would be willing to pay little, if any, premium beyond the existing intrinsic value for the rights to those options. For that matter, there are many post-IPO options for which investors may pay little, if any, premium.

Can employees participate in the program after their employment with Google is terminated?

Once employment is terminated, an employee will no longer be eligible to participate in the TSO program, even if their options are still exercisable under the traditional program.

Are employees required to participate in the program?

Participation in the TSO program is completely voluntary and employees may decide to participate or not to participate at any time.

Can employees sell some of their options and exercise others?

Employees are free to exercise their options or sell the options (or not) in any mix they choose.

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Will employees get a better price if they sell options through Google’s TSO program than if they exercised and immediately sold their options?

Generally yes. The TSO auction system allows a sale to occur under the TSO program only if the winning bidder offers a price equal to or greater than the intrinsic “in-the-money” value. Although there is no guarantee that the bidding financial institutions will pay a premium for an in-the-money option, historical market data suggests that they typically do. However, this will not be true in all cases in the TSO program. For example, for options that are very much in or out of the money (i.e., where the market price of Google common stock is much greater or much less than the grant price of the option), the time value could be so low as to be outweighed by the transaction costs of the TSO program. In addition, options with a remaining term of less than six months cannot be sold in the TSO program because, upon transfer, the remaining life is rounded down to zero.

Can you give me an example of what employee stock options would be worth under this program?

To get an idea of what bidders might offer Google employees for options with two-year lives at given strike prices, you can refer to what the market is paying for publicly traded 2-year “call options” today.1

For example, as of the close of trading on December 11th, 2006, two-year public market options with a “strike price” (also called “grant price”) of $500 were trading at approximately $105 each. Since Google’s stock price closed at approximately $484 on that day, these options were “underwater” - meaning they had no intrinsic value. In other words, the entire $105 was attributed to the time value of the options. On the same date, two-year public market options with a strike price of $300 were trading at approximately $225 each. This means that the market was willing to pay not only the $184 for the value realizable by exercising and selling today, but also a $41 premium for the time value.

We caution employees not to place undue reliance on the value of publicly-traded options when attempting to determine the value of their options under the TSO program. Although Google’s TSO program is intended to mirror the public market, it will not be as efficient because there will be fewer market participants and slightly higher transaction costs. In addition, the market price for options is highly volatile and may fluctuate drastically. We make no representations as to what “fair value” should be. Also, Google employees should be aware that as options become more in or out of the money (i.e., as

[1]	This is a hyperlink to the URL http://www.marketwatch.com/tools/quotes/options1.asp?source=&symb=GOOG&siteid=mktw&sid=1795093&time=&bars=6

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the market price of Google common stock gets further from the grant price of the option), the time value of the option decreases and therefore the TSO program becomes less valuable.

Will this program be available in all countries?

We intend to make this program available to employees in all countries where Google grants options except in places where, due to local legal and/or tax implications, it would not benefit employees or the program would be impractical. While we do believe that we will be able to offer the TSO program in most countries where we grant options, we are still working through local legal and regulatory requirements in each country so that we can implement this program in as many places as possible. We will provide employees in each country with updated specifics between now and April.

When can employees start using this program?

We plan to launch the TSO program when the Q2 trading window opens in April 2007. Google employees will be able to log in to create and view their TSO account through an online system that Morgan Stanley has created for Google shortly before the program launches.

Will there be periods when Google employees cannot sell their options in the TSO program?

Yes. The TSO program will be active during regular NASDAQ trading hours when Google’s trading window is open. When Google has material, non-public information, we will shut down the TSO program until the information is no longer material or the second business day after the information has been made public. Google employees will not be given advance notice of these shutdowns. When the TSO program is not active, Google employees may not sell their options under the TSO program, even under a 10b5-1 plan. See also “Does the TSO program affect an employee’s ability to exercise options and sell the underlying shares in the traditional way?” below.

What is material, non-public information?

Information is material if a reasonable investor would consider it important in making a decision to buy, sell or hold Google securities, such a large acquisition or commercial deal. Information is nonpublic until it has been widely disseminated to the public market and the public has had a chance to absorb and evaluate it. Google employees may refer to Google’s Policy Against Insider Trading for more information on what constitutes material, non-public information.

Why will the TSO program be shut down when Google is in possession of material, non-public information?

The registration statement Google is filing with the Securities and Exchange Commission (SEC) to permit the TSO program to operate may not be used when Google is in possession of material, non-public information. Therefore, the TSO program must be suspended when Google is in possession of material, non-public information. In practice, this means that Google employees will not be able to sell options using the TSO program in these periods.

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Does the TSO program affect an employee’s ability to exercise options and sell the underlying shares in the traditional way?

No, with one exception. As discussed above, Google will shut down the TSO program when Google is in possession of material, non-public information. During such time periods, Google will also black out Google employees from selling shares issued upon the exercise of options in the traditional way. Google will impose this restriction to help ensure that sales of Google stock by Google employees do not violate insider-trading laws and Google’s Policy Against Insider Trading. If Google did not impose this restriction, there is a risk that a Google employee could be deemed to be selling Google stock during a period when the Google employee knew that the TSO program is shut down, which could be deemed material, non-public information. This restriction does not apply to sales of shares under a 10b5-1 plan (but it does apply to sales of TSOs under a 10b5-1 plan).

Who will buy the options?

Pre-qualified institutional investors will be bidding on all options that Google employees put up for auction.

Can employees sell options outside of Google’s TSO auction process?

No, employees may not sell options outside of the TSO program.

What are the tax consequences when employees sell TSOs?

In the US, when employees sell TSOs, the amount they receive will be treated as compensation income to them in the year that they sell the TSOs. This income is of the same character as the income they would have received if they had exercised their options and immediately sold the underlying shares rather than sold their options through this new program. Google will withhold the same type of taxes on the compensation income they earn from the sale of TSOs as it would have if they had exercised their options and immediately sold the underlying shares rather than sold their options. The discussion above does not constitute tax advice, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Also, tax laws may change, possibly retroactively, so you should consult your tax advisor.

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Is the TSO program affected by section 409A of the Internal Revenue Code?

We don’t think so, but the regulations are not finalized yet. (For those of you who are not familiar with section 409A, it generally subjects certain discounted options to tax at the time of vesting, regardless of whether they are exercised or sold. Normal income taxes, an additional 20% penalty tax and other taxes can apply.) With respect to options that Google grants after the TSO program begins, there will be no section 409A tax so long as we grant the options at fair market value, which is what we do. With respect to options already outstanding at the time the TSO program begins, the existing IRS guidance under section 409A specifically permits the changes we will make to the options in connection with the TSO program without the options being deemed regrants for tax purposes, and thus the options would not be deemed discounted options subject to section 409A. More specifically, the proposed section 409A regulations permit changes to allow for transferability of certain options. Although the IRS is not yet issuing rulings under section 409A, we have been careful in structuring the TSO program to ensure that its adoption and operation will not create any section 409A issues for Google employees. The final version of the TSO program will be designed in a way so as to ensure compliance with the final regulations under section 409A (which will not be released until early 2006).

What are the tax consequences for employees who work for a Google entity outside the U.S.?

Since TSOs are a new concept in every country, the tax implications associated with this new program are not entirely certain. We are working with outside tax counsel to identify the tax implications in every country that Google currently issues options; and in the countries where we do offer TSOs, we generally believe that the tax consequences will be similar to the tax consequences of exercising ordinary options. However, this is subject to additional regulatory review. For Google employees subject to US taxes outside of the US, Google will provide additional tax information at a later time.

Which financial institutions are participating in this program?

Morgan Stanley will serve as Google’s TSO auction manager and will settle all transactions between Google employees and bidders. Smith Barney will serve as the employee stock option administrator. Google is working with multiple financial institutions to participate as bidders in the auctions.

Do I have to open a Morgan Stanley or other brokerage account?

No, you will create an online TSO account, but will not be required to open a Morgan Stanley or other brokerage account.

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What if others want to participate? Are there any financial institutions that are not eligible to be a part of the auction?

Google anticipates allowing additional financial institutions to participate in the TSO program. All participants must be able to provide continuous, automated bids for all Google options in the TSO program, and must update their systems to interface with the TSO system. Admission will be at Google’s sole discretion.

How are bid prices for options determined?

All participating bidders will be required to bid on all of the options offered for sale as a condition of participation in Google’s TSO program so that all Google employees get the benefit of competitive pricing on their options, even if they are selling only one option. Institutional investors use their own proprietary option pricing models to determine the fair value of each option based on the option’s strike price, term (which will be up to two years under Google’s TSO program; all options with a duration of greater than two years will be shortened to two years), market interest rates, stock price volatility, and market conditions at the moment the bid is made. We expect that bid prices will change throughout the trading day just like bid prices for shares of stock on the NASDAQ change throughout the day to reflect changing valuation assumptions.

Can an employee specify in advance the price at which they want to sell their options?

Yes. If an employee wants to sell his/her options at a certain price, the employee can submit a limit order. The option will be sold at a minimum of that price as long as one of the bidders is willing to pay at least that much for the option(s). Limits can be set to expire at the end of the trading day or at the end of a trading window. A market or limit order can be made at any time during an open trading window, although the trade cannot be effected unless the auction is open. There is no guarantee that limit orders will be filled, and, as discussed above, the TSO program may shut down from time to time without prior notice.

Can employees sell vested, “underwater” stock options in this program?

Yes, financial institutions do place value on “underwater” stock options (i.e., those with strike prices above the current market price of the stock) and we expect them to bid on underwater options. However, if an option is significantly underwater and/or the option has only a limited remaining life (e.g., if the option is sold nine years and five months after grant), the bid price may be very low or even zero.

How does the TSO program affect Rule 10b5-1 Trading Plans?

A 10b5-1 plan may be used to sell options through the TSO program. Google is modifying its form 10b5-1 plan to accommodate TSO sales, and will make this revised form available before the trading window opens on February 5, 2007. Here are important points regarding 10b5-1 plans and the TSO program:

•	Employees currently under a 10b5-1 plans who want to sell options under the TSO program must amend (or terminate) their 10b5-1 plan. The employee may amend the 10b5-1 plan only during an open trading window (the next one is from February 5, 2007 through February 28, 2007) and at a time when the employee is not in possession of material, non-public information about Google. In addition, the changes made in an employee’s amendment to a 10b5-1 plan may not take effect for at least 60 days from the date of amendment.

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•	Unlike 10b5-1 plans for traditional exercises and sales, TSO sales under 10b5-1 plans may take place only when the TSO program is active. As discussed above, the TSO program will be active only during Google’s open trading windows and while Google is not in possession of material, non-public information. These limitations apply for all TSO trades, regardless of whether the trade is initiated by the Google employee directly or through a 10b5-1 plan. It will be impossible to know in advance when the TSO program will be active because, even though the trading windows are predictable, it is impossible to know when Google will be in possession of material, non-public information. This means that employees cannot with certainty plan for a TSO sale to occur under a 10b5-1 plan. (An employee can always exercise their options and sell the underlying shares the traditional way under a 10b5-1 plan – there are no timing restrictions on that). Therefore, when entering into a 10b5-1 plan covering TSO sales, employees will need to specify what will happen if the TSO program is not active when the employee wishes to make a TSO sale; they can either (1) defer the sale until the TSO program becomes active again or (2) exercise the option and sell the shares the traditional way.

•	Currently, the only broker that allows 10b5-1 plans for TSOs is Smith Barney.

What is the benefit of a Rule 10b5-1 Trading Plan if Google will shut down the TSO program (including trading under a 10b5-1 plan) when Google in possession of material, non-public information?

There are a couple reasons why a Google Employee may still wish to enter into a 10b5-1 Plan.

First, a 10b5-1 plan will still permit you to exercise and sell your options the traditional way regardless of whether we are in our ordinary quarterly blackout periods or in a special blackout period during which the TSO Program has been suspended. So

•	Those employees who elect not to sell through the TSO Program will continue to enjoy the same benefits of a 10b5-1 plan as they do today.

•	Those employees who wish to both (1) exercise and sell their options the traditional way during blackout periods and (2) sell options under the TSO program when the TSO program is open must do so under 10b5-1 plan. (Remember that Google does not allow a Google employee under a 10b5-1 plan to sell Google securities outside of his or her plan, so 10b5-1 trading plans must contemplate all sales of Google securities during the period covered by the plan, whether through the TSO Program or exercises and sales the traditional way).

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•	Those employees who wish to sell their options through the TSO program but also wish to assure liquidity in a given period may instruct their brokers under a 10b5-1 Plan to sell their options first through the TSO program if the TSO Program is then available, or, if the TSO Program is then shut down, to exercise and sell their options in the traditional way.

Second, as discussed above, Google will shut down the TSO program when Google is in possession of material, non-public information. However. determining whether an item is material is a difficult, fact intensive, subjective analysis that can be second-guessed in hindsight. So, Google may be in possession of information that it deems not to be material and will continue to let the TSO program operate, even though another person might determine the information is material, especially if applying hindsight. (That’s why our insider trading policy says that Google employees cannot rely on Google’s determination of whether an item is material when deciding to buy or sell any Google security; the ultimate decision of whether to do so rests with each Google employee.) For this reason, a 10b5-1 plan (even if it just contemplates sales under the TSO Program when the Program is active) could be helpful to a Google employee in rebutting a claim that he or she fraudulently sold his options under the TSO Program while in possession of material non-public information.

Please keep in mind that the decision as to whether to adopt a 10b5-1 plan (or not) is a complicated one, and depends on the each individual’s particular circumstances, and also on any requirements imposed by each individual’s plan broker. Google cannot give any Google employee advice on whether to enter into, amend or terminate a 10b5-1 plan. We encourage you to consult your personal advisors and broker regarding the TSO program and 10b5-1 plans.

ACCOUNTING, INVESTOR & OTHER FINANCE QUESTIONS

Do the new stock options have any changes in their terms?

When the options are sold to a bidder under the TSO program, three changes occur:

1. The remaining life is shortened to two years unless the remaining life is less than two years. If the remaining life is less than two years, then the transferable life is further reduced from two years in six-month increments (e.g., 18 months, 12 months, six months) until the remaining transferable life is zero. For example, an option with a remaining life of 23 months will, upon sale in the TSO program, have an 18-month life.

2. The forfeiture provisions related to the employee’s employment with Google are removed.

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3. We anticipate the anti-dilution provisions will be changed to conform to market-standard provisions.

Why did you reduce the length of the option life upon transfer?

We shortened the term to adjust the time value of the transferred options so that they are, in our estimation, more closely aligned with our compensatory objectives when the option was originally granted. Because the value of the option is in part determined by its term, a shorter option term would decrease the time value that can be realized through the TSO program.

It was not Google’s intent to eliminate the benefits of employees holding options altogether. Our intent was to give employee options more tangible value. The TSO program is available to employees who are willing to forgo some of the potential future value in order to get some value today.

How does the TSO program affect Google’s accounting?

The TSO program does not change the way we will account for options, but it does increase the cost per option that we will recognize for accounting purposes because the fair value per option on the date of grant will be greater because the expected life of the option will be longer. The longer expected life results from the fact that upon transfer, the options are modified to have a two-year remaining life (generally) from the date of sale, whereas under the non-transferable option program options expire once they are exercised. Because we expect that options will be outstanding longer, they will have a greater fair value on the date of grant which will result in more stock-based compensation for accounting purposes.

We intend to modify all existing stock options granted to employees other than EMG after our IPO to permit their sale under the TSO program. As a result of this modification, we will take a stock-based compensation charge equal to the difference between the value of the modified stock options and their value immediately prior to modification. That charge will be taken on the date we initiate the program – expected to be in the second quarter of 2007 – for all vested options and over the remaining vesting periods for all unvested options. We plan to disclose the expected amount of this charge in the first quarter of 2007.

Is this program related to new accounting rules for stock options?

No, this program is not driven by accounting implications. Google is doing this to make equity compensation more efficient and understandable to employees. We expect our compensation costs per option to increase under this program to reflect the increase in expected life of each eligible option.

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Will this affect earnings?

As discussed above, we will recognize more stock-based compensation per option than we would have otherwise for the foreseeable future after the program goes into effect.

What is the impact on shareholders?

The TSO program increases the efficiency of our equity usage. Under the TSO program, we expect that every option that is granted will be more highly valued by employees, while at the same time the TSO program will retain the advantage of leverage that stock options offer over other forms of equity compensation. We also believe this program enhances our ability to compete effectively for the best talent in the marketplace and therefore sustain our competitive advantage.

Have you discussed this program with the SEC?

We have discussed the TSO program with the SEC, and Google will ensure the program complies with applicable securities laws.

What will the financial institutions do with the options they purchase in the TSO program?

The financial institutions will not be allowed to further transfer the options they purchase in the TSO program to the public. We believe that the financial institutions will enter into hedging transactions with respect to the options they purchase in the TSO program. Specifically, the winning bidder in the TSO auction will likely hedge their position in the Google options by short selling Google shares, which is a typical way to hedge a position in an option. By short selling, the winning bidder offsets the exposure it has in the purchased option. The winning bidder will adjust this short position over the life of the option based on fluctuations in Google’s stock price. Through this hedging process, the winning bidder expects to make a profit.

Will Google file a registration statement with the SEC in connection with the TSO program?

Yes. This registration statement will cover, among other things, the expected short-selling activities of the participating financial institutions after they have purchased TSOs. (See “What will the financial institutions do with the options they purchase in the TSO program?” above.) Google will not be a party to this short-selling activity.

What advantage do these options have over restricted stock grants?

Transferable stock options share some of the benefits of restricted stock by having immediate value at grant, but in addition have more upside potential since we typically grant options in higher amounts than we grant restricted stock. In addition, based on current tax treatment in the U.S. and most other countries where Google grants options, options generally offer better tax planning flexibility to the option holder. While taxes on

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GSUs are generally due at vesting, taxes on option proceeds are not generally due until the holder chooses to exercise/sell the options and claim the gain as income or capital gain, depending on the holding period after exercise.

OTHER QUESTIONS

Has anyone done this before?

No, the TSO program is the first of its kind.

Isn’t this what Microsoft and Comcast did? How is this program different?

No, there are many differences between what Google is doing and what Microsoft and Comcast did. For example, Microsoft and Comcast were one-time transactions to a single bidder. In contrast, the TSO program is ongoing, and options will be sold competitively through an auction system involving multiple bidders. This program is the first of its kind.

How is this different than what Cisco tried to do?

This program is very different. Cisco proposed creating a security in an attempt to measure the market value of options issued to employees for accounting purposes. The employee options themselves were unchanged and remained non-transferable. The TSO program makes options themselves transferable for the benefit of employees.

Why did you choose Morgan Stanley?

We chose Morgan Stanley based on their industry credentials, technology capabilities, and experience in building and operating Google’s auction IPO system.

Whom do I contact if I have more questions?

Please send inquiries to [omitted from external version].

Google may file a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Google has filed with the SEC for more complete information about Google and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Google will arrange to send you the prospectus after filing if you request it by calling toll-free 1-866-468-4664 or sending an e-mail to investors@google.com.

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